Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

COMMERCETEL CORPORATION,

COMMERCETEL, INC.,

DIGIMARK, LLC

and

THE CONTROLLING OWNER IDENTIFIED HEREIN

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 9, 2011 (this “Agreement”), by and among CommerceTel Corporation, a Nevada corporation (“Parent”), CommerceTel, Inc., a Nevada corporation (“Buyer”), Digimark, LLC, an Arizona limited liability company ("Seller"),  and the individual listed on the signature page hereto (the “Controlling Owner”).

WITNESSTH:

WHEREAS, Seller has heretofore conducted a business which provides an interactive mobile marketing platform and services, including under the name “BoomText” (the “Business”); and

WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Acquiror Securities” means the Parent Shares, the Buyer Secured Note and the Buyer Unsecured Note.

“Closing Balance Sheet” means a balance sheet of the Business as at the close of business on the Closing Date, prepared in accordance with generally accepted accounting principles.

“Closing Date” means the date of the Closing.

“Closing Income Statement” means an income statement of the Business for the twelve-month period ending as of the last day of the month preceding the Closing Date, prepared in accordance with generally accepted accounting principles.

“Earn-Out Amount” means the product of (a) 1.5, multiplied by (b) Buyer’s revenue (net of all sales refunds, discounts and allowances) for the Earn-Out Period to the extent generated and actually collected during the Earn-Out Period from (i) any active customer of Seller listed on Section 1.01(a)(i) of the Seller Disclosure Schedule, as updated immediately prior to Closing or (ii) any customer prospect of Seller listed on Section 1.01(a)(ii) of the Seller Disclosure Schedule, as updated immediately prior to Closing.  Subject to the provisions of this Agreement, Buyer will determine the Earn-Out Amount in accordance with generally accepted accounting principles and on a basis consistent with Buyer’s financial statements.

“Earn-Out Period” means the one-year period starting on the date that is six months after the Closing Date (if the Closing Date occurs on the first day of a month) or (otherwise) starting on the first day of the sixth full month following the Closing.

“Employment Agreement” means an employment agreement between Seller and each of  Spencer Brannan, Levi McClendon and Rich Webb, in form and substance satisfactory to Seller and Messrs. Brannan, McClendon and Webb, as applicable.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

“Escrow Agent” means Alliance Bank of Arizona.

“Escrow Agreement” means the Escrow Agreement to be entered into concurrently with the Closing by and among Seller, Buyer and the Escrow Agent, in form and substance satisfactory to each of Buyer and Seller.  Under the Escrow Agreement, (a) the Escrowed Shares will be held in the escrow account and, if there are not any pending claims, the amount then remaining in the escrow account will be released 18 months follow the Closing and (b) the costs and expenses of the Escrow Agent will be paid 50% by Seller and 50% by Buyer.

“Intellectual Property Rights” means all rights of the following types, which may exist under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patents and industrial property rights; (v) other proprietary rights in Technology of every kind and nature, whether arising by operation of law, by contract or license, or otherwise; and (vi) all registrations, applications, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Key Employees” means each of Spencer Brannan, Levi McClendon and Rich Webb.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Parent Share Closing Price” means the average of the volume-weighted average trading prices of the Parent Shares for the 25 trading days immediately preceding the Closing Date.

“Parent Share Earn-Out Price” means the average of the volume-weighted average trading prices of the Parent Shares for the 25 trading days immediately preceding the date that the Earn-Out Stock Payment is delivered to Seller; provided that, for purposes of this calculation, in no case will the Parent Share Earn-Out Price be less than (i) 85% of the Parent Share Closing Price or higher than (ii) 115% of the Parent Share Closing Price. For the sake of clarity, if the calculation of the Parent Share Earn-Out Price would otherwise be below or above the stated ranges, then the Parent Share Earn-Out Price will be equal to (and the stock will be priced at) the lower or higher end of the range, respectively

“Parent Shares” means the Common Stock, par value $0.001 per share, of Parent.

“Permitted Liens” means (i) Liens for taxes not yet due or being contested in good faith, (ii) Liens which do not materially detract from the value of any Acquired Asset as now used, or materially interfere with any present or intended use of any Acquired Asset, or (iii) Liens that will be released in connection with the Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Realizable Net Working Capital” means the result of (i) all cash and cash equivalents reflected in the Closing Balance Sheet, plus (ii) all accounts receivable (net of any reserves for doubtful accounts) reflected in the Closing Balance Sheet that are actually collected by Buyer within 90 days following the Closing Date, minus (iii) the amount of Assumed Liabilities (including all obligations in respect of Seller Deferred Revenue Obligations).

“Registered IP” means all Intellectual Property Rights that are registered or filed with or issued by any governmental authority, including all patents, registered copyrights, and registered trademarks and all applications for any of the foregoing.

“Seller Deferred Revenue Obligations” means all deferred or unearned revenue obligations reflected in the Closing Balance Sheet.

“Seller Disclosure Schedule” means the disclosure schedules prepared by Seller and delivered to Buyer in connection with this Agreement.

“Seller’s TTM Revenue” means Seller’s revenue (net of all sales refunds, discounts and allowances) for the twelve-month period ending as of the last day of the month preceding the Closing Date, determined in accordance with (a) prior to completion of Buyer’s audit of the financial statements of the Business, Seller’s books of account and financial records for such period, and (b) following completion of Buyer’s audit of the financial statements of the Business, the audited financial statements of the Business for such period.  Sellers’ TTM Revenue will exclude any revenue related to any Excluded Contract or any customer relationships related to or associated with an Excluded Contract.

"Taxes" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, uses, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

“Technology” means all products, product developments, apparatus, data, databases and data collections, diagrams, inventions (whether or not patentable), know-how, logos, marks, methods, processes, proprietary information, protocols, schematics, specifications, algorithms, APIs, software, software code (in source code and executable code), techniques, user interfaces, URLs, web sites, works of authorship, network configurations and architectures, documentation, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Assets	2.01
Assumed Liabilities	2.03
Business	Recitals
Business IP Rights	2.01(g)
Buyer	Preamble
Buyer Secured Note	2.06(a)(ii)
Buyer Unsecured Note	2.06(a)(iii)
Cap	7.02(c)
Closing	2.07
Commission	3.25(a)
Commission Documents	4.05
Contracts	2.01(d)
Controlling Owner	Preamble
Damages	7.02
Dispute Notice	2.08(e)
Earn-Out Stock Payment	2.08(c)
Escrowed Shares	2.06(c)
Exchange Act	4.05
Excluded Assets	2.02
Excluded Contracts	2.02(a)
Excluded Liabilities	2.04
Final Calculation	2.08(e)
Form 10-K	4.05
Governmental Entity	3.03
Indemnified Party	7.03
Indemnifying Party	7.03
Material Adverse Effect	3.01
Neutral Firm	2.08(e)
Parent	Preamble
Permits	3.12
Purchase Price	2.06
Review Period	2.08(e)
Securities Act	2.07
Seller	Preamble
Seller Balance Sheet	3.08
Seller Balance Sheet Date	3.06
Transferred Employees	5.03(f)
Upfront Cash Payment	2.06(a)(i)
Upfront Stock Payment	2.06(a)(iii)
WARN Act	3.16(b)

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing, free and clear of all Liens, other than Permitted Liens, all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all of the assets shown on the Seller Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller (the “Acquired Assets”), and including, without limitation, all right, title and interest of Seller in, to and under:

(a) All cash on hand of Seller;

(b) All accounts and other receivables of Seller;

(c) All personal property and interest therein, including equipment, furniture, office equipment, communications equipment;

(d) All rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Sections 3.11 and 3.16 of the Seller Disclosure Schedule (collectively, the “Contracts”), other than the Excluded Contracts;

(e) All prepaid expenses relating to the operation of the Business, including those identified on Section 2.01(e) of the Seller Disclosure Schedule;

(f) All rights, claims, credits, causes of action or rights of set-off against third parties relating to the Acquired Assets, including (without limitation) un-liquidated rights under manufacturers’ and vendors’ warranties;

(g) All Technology and Intellectual Property Rights, including but not limited to: (i) the goodwill associated with any trademarks or service marks (including, without limitation, BoomText); (ii) rights to sue for past, present and future infringements or misappropriation of any Technology or Intellectual Property Rights, including the right to recover damages therefor, and the right to receive royalties, license fees and income from any Technology or Intellectual Property Rights; and (iii) any rights at common law directly arising from any Technology or Intellectual Property Rights and any licenses with respect to any Technology or Intellectual Property Rights (collectively the “Business IP Rights”), including, without limitation, those Business IP Rights listed on Sections 3.15(a) and 3.15(b) of the Seller Disclosure Schedule;

(h) All transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including (without limitation) the items listed on Section 3.12 of the Seller Disclosure Schedule;

(i) All books, records, files and papers, whether in hard copy or computer format, used in the Business, including (without limitation) engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers (including, without limitation, “free trial” customers), and any information relating to Tax imposed on the Acquired Assets; and

(i) All goodwill associated with the Business or the Acquired Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

Section 2.02 Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) will be excluded from the Acquired Assets:

(a) Any Contract listed on Schedule 2.02(a) attached hereto;

(b) All minute books and ownership records of Seller; and

(c) Any Acquired Assets sold or otherwise disposed of in the ordinary course of the operation of the Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date.

Section 2.03 Assumption of Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing to assume only the following liabilities and obligations of Seller (the “Assumed Liabilities”) :

(a) Obligations to be performed under the Commercial Lease between Seller and 250 South Arizona Avenue, LLC dated January 28, 2011, but specifically excluding any liability or obligation that arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date;

(b) The payables identified on Section 2.03(b) of the Seller Disclosure Schedule, as updated immediately prior to Closing, provided that any new payable or increase in the amount of a payable existing as of the date hereof that is set forth on the updated Section 2.03(b) of the Seller Disclosure Schedule shall be subject to reasonable approval by Buyer; and

(c) Obligations to be performed after the Closing under the Contracts (other than the Excluded Contracts), but specifically excluding any liability or obligation that arises out of or relates to any indemnification or warranty obligation thereunder or any default, breach, violation or failure to perform or comply with the terms thereof relating to periods prior to, or that occurred on or before, the Closing Date.

Section 2.04 Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”), and Seller will pay all such Excluded Liabilities as they become due.  Notwithstanding anything to the contrary in this Section 2.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

(a) Any liability or obligation for Tax arising from or with respect to the Acquired Assets or the operations of the Business which is incurred in or attributable to the Pre-Closing Tax Period;

(b) Except for the payables to be assumed pursuant to Section 2.03(b), any liability or obligation for any accounts payable or other accruals arising on or prior to the Closing Date;

(c) Any liability or obligation under the Contracts that arises after the Closing Date but that arises out of or relates to any default, breach, violation or failure to perform or comply with the terms thereof that occurred on or before the Closing Date;

(d) Any liability or obligation under any Excluded Contract whether arising before or after the Closing Date;

(e) Any liability or obligation, including indemnification and warranty obligations, arising out of or related to any products or services, manufactured, distributed or sold in connection with the Business on or prior to the Closing Date;

(f) Any liability or obligation relating to employees of, or independent contractors or consultants to, the Business for all periods ending on or prior to the Closing Date, including, without limitation, workers’ compensation claims, disability and occupational diseases in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Closing Date and any bonuses, vacation pay, or severance or retention obligations to such employees, whether or not accrued on Seller’s books and records; and

(g) Any liability or obligation relating to any Excluded Asset.

       Section 2.05 Assignment of Contracts and Rights.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof to in any way adversely affect the rights of Buyer or Seller thereunder.  Each of Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Acquired Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request.  If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, each of Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against a third party thereto.  In the event such benefits and obligations have not been provided by alternative arrangements satisfactory to Buyer and Seller, Seller and Buyer shall negotiate in good faith an adjustment in the consideration paid by Buyer for the Acquired Assets.  Seller will promptly pay to Buyer when received all monies received by Seller under any Acquired Asset or any claim or right or any benefit arising thereunder that relates to a period after the Closing Date.

   Section 2.06 Purchase Price; Escrow of Parent Shares.

    (a) The purchase price for the Acquired Assets (the “Purchase Price”) is:

(i) $124,526 in cash (the “Upfront Cash Payment”) payable exclusively to satisfy the liabilities of Seller listed on Section  2.06(a) of the Seller Disclosure Schedule;

(ii) A secured promissory note, substantially in the form of Exhibit A-1 attached hereto, in the principal amount of $175,000 (the “Buyer Secured Note”);

(iii)  An unsecured promissory note, substantially in the form of Exhibit A-2 attached hereto, in the principal amount of $191,435 (the “Buyer Unsecured Note”);

(iv) A number of authorized, but unissued, Parent Shares equal to (A) the excess of (1) Seller’s TTM Revenue over (2) $175,000, divided by (B) the Parent Share Closing Price (the “Upfront Stock Payment”); and

(v) The Earn-Out Stock Payment as provided in Section 2.08(c).

(b)  The Purchase Price will be paid as provided in this Section 2.06 and in Sections 2.07, 2.08(a) and 2.08(c), and subject to adjustment as provided in Section 2.08(b).

(c) 50% of the number of Parent Shares constituting the Upfront Stock Payment (the “Escrowed Shares”) will be held in escrow pursuant to the Escrow Agreement as security for Seller’s obligations under 7.02(a).

Section 2.07 Closing.  The closing (the “Closing”) of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Buyer in San Diego, California (or via electronic exchange of closing documentation in PDF or other mutually acceptable format)  as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VI, or at such other time or place as Buyer and Seller may agree.  At the Closing,

(a) Buyer shall deliver the Upfront Cash Payment Price to the Persons identified on Section  2.06(a) of the Seller Disclosure Schedule in exchange for full and unconditional releases of all claims, obligations and liabilities (in form and substance satisfactory to Buyer) from such Persons;

(b) Buyer shall deliver to Seller the Buyer Secured Note and the Buyer Unsecured Note;

(c) Buyer shall deliver to Seller a stock certificate representing 50% of the number of Parent Shares constituting the Upfront Stock Payment;

(d) Seller, Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement;

(e) Buyer shall deliver to the Escrow Agent, pursuant to the terms of the Escrow Agreement, a stock certificate representing the Escrowed Shares;

(f) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit B; and

(g) Seller shall deliver to Buyer such deeds, bills of sale, assignment, certificates or title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller.

All Acquiror Securities to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  All Acquiror Securities to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act (and the rules and regulations promulgated thereunder).  Certificates representing the Acquiror Securities to be issued hereunder shall bear a restrictive legend in substantially the following form:

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

Section 2.08.                                Initial Determination of Upfront Stock Payment; Post-Closing Adjustments to Upfront Stock Payment; Earn-Out Stock Payment.

(a) Initial Determination of Upfront Stock Payment.  The Upfront Stock Payment will made as of the Closing based on (i) an estimate of Seller’s TTM Revenue mutually agreed upon by Buyer and Seller, calculated as an annualization of the revenue of the Business for the period from May 1, 2010 through February 28, 2011 (“Estimated Seller’s TTM Revenue”) and (ii) a  calculation of the Parent Share Closing Price mutually agreed upon by Buyer and Seller.   The calculation of the Upfront Stock Payment will be rounded to the nearest whole number of Parent Shares.

(b)           Post-Closing Adjustments to Upfront Stock Payment.  Within 10 business days following completion of Buyer’s audit of the financial statements of the Business for 2009 and 2010, Buyer will cause the Closing Balance Sheet and Closing Income Statement to be prepared and will deliver to Seller its calculations of (A) Seller’s TTM Revenue and (B) Seller’s Realizable Net Closing Working Capital (the “Upfront Stock Payment Adjustment Calculations”).  Subject to Section 2.08(e), within 10 business days following Buyer’s delivery of the Upfront Stock Payment Calculations (and based on such calculations):

(i) Seller’s TTM Revenue Adjustment.  If the amount of Seller’s TTM Revenue exceeds Estimated Seller’s TTM Revenue, then Parent will issue to Seller, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount of such excess, divided by (B) the Parent Share Closing Price.  If the amount of Seller’s TTM Revenue is less than Estimated Seller’s TTM Revenue, then Seller will surrender to Parent, as an adjustment to the Purchase Price, a number of Parent Shares equal to 50% of (A) the amount of such shortfall, divided by (B) the Parent Share Closing Price, and a number of Escrowed Shares equal to that surrendered by Seller to Parent will be released to Parent pursuant to the Escrow Agreement.  In either case, the calculation will be rounded to the nearest whole number of Parent Shares.

(ii) Realizable Net Working Capital Adjustment. If the amount of Realizable Net Working Capital is positive, then Parent will issue to Seller, as an adjustment to the Purchase Price, a number of Parent Shares equal to (A) the amount of Realizable Net Working Capital, divided by (B) the Parent Share Closing Price.  If the amount of Realizable Net Working Capital is negative, then Seller will surrender to Parent, as an adjustment to the Purchase Price, a number of Parent Shares equal to 50% percent of (A) the amount of the deficit in Realizable Net Working Capital, divided by (B) the Parent Share Closing Price, and a number of Escrowed Shares equal to that surrendered by Seller to Parent will be released to Parent pursuant to the Escrow Agreement.  In either case, the calculation will be rounded to the nearest whole number of Parent Shares.

(c)           Earn-Out Stock Payment.  Within 60 days following the end of the Earn-out Period, Buyer will deliver to the Seller a calculation of the Earn-Out Amount and, subject to Section 2.08(e), Parent will issue to Seller, as an adjustment to the Purchase Price, a number of additional Parent Shares equal to (i) the Earn-out Amount, divided by (ii) the Parent Share Earn-Out Price (the “Earn-Out Stock Payment”).  The calculation will be rounded to the nearest whole number of Parent Shares.

(d)           Payment for Uncollected Accounts Receivable.  Buyer hereby covenants and agrees that following the settlement of any Realizable Net Working Capital adjustment it will pay to Seller any amounts collected related to accounts receivable reflected in the Closing Balance Sheet that are not actually collected by Buyer within 90 days following the Closing Date and included in the calculation of Realizable Net Working Capital.  Any such payment may be made, at Buyer’s discretion, in cash or by issuing Seller additional Parent Shares equal to (i) the payment to be made, divided by (ii) the Parent Share Closing Price.  The calculation will be rounded to the nearest whole number of Parent Shares.

(e)           Dispute of Calculations.   For a period of 10 business days following receipt of each of the Upfront Stock Payment Adjustment Calculations and the calculation of the Earn-Out Amount from Buyer pursuant to Section 2.08(b) and (c), respectively (the “Review Period”), Seller shall have the right to review the calculations set forth therein and to deliver to Buyer a notice disputing such calculations together with reasonable supporting documentation (a “Dispute Notice”).  If Seller does not deliver a Dispute Notice to Buyer with respect to the Upfront Stock Payment Adjustment Calculations or the calculation of the Earn-Out Amount during the applicable Review Period, the Upfront Stock Payment Adjustment Calculations or the calculation of the Earn-Out Amount delivered by Buyer shall be final, conclusive and binding on Buyer and Seller and the parties shall proceed as set forth in Section 2.08(b) or (c), respectively.  If Seller does deliver a Dispute Notice to Buyer during the applicable Review Period, Buyer and Seller shall attempt to resolve the matters raised in the Dispute Notice in good faith and, if successful, shall proceed as promptly as possible thereafter as set forth in Section 2.08(b) or (c) using the agreed upon calculation in lieu of that delivered by Buyer.  If any such matters remain unresolved by the date that is 10 business days after the date on which the Dispute Notice was delivered to Buyer, Buyer and Seller shall submit the disputed item(s) to a mutually agreeable, nationally recognized accounting firm who shall be independent of the parties and their respective affiliates (the “Neutral Firm”).  The Neutral Firm shall promptly review the disputed item(s) and select from the two calculations of such item(s) submitted by Buyer and Seller the calculation thereof that it deems to be the closest to the correct calculation of such disputed item(s), in the aggregate, which selected calculation shall be final, conclusive and binding on Buyer and Seller (the “Final Calculation”), and the parties shall proceed as promptly as possible thereafter as set forth in Section 2.08(b) or (c) using the Final Calculation in lieu of that delivered by Buyer.  The party whose calculation is not selected by the Neutral Firm as the Final Calculation shall bear all costs of the Neutral Firm.  The Neutral Firm’s decision shall be based solely on written submissions of Buyer and Seller and their respective representatives and not by independent review.  The Neutral Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence.  Subject to the foregoing, each of Buyer and Seller agrees to use its commercially reasonable efforts to cooperate with the Neutral Firm and to cause the Neutral Firm to resolve any dispute no later than 20 business days after selection of the Neutral Firm.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND CONTROLLING OWNER

Seller and the Controlling Owner, jointly and severally, hereby represent and warrant to Buyer that:

Section 3.01 Organization.

(a)   Seller  is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Seller is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects (a “Material Adverse Effect”) of the Business.

(b) Seller does not have any direct or indirect subsidiaries, own, directly or indirectly, any capital stock or other equity or ownership interests in any other Person or have any direct or indirect equity or ownership interest in any business or other Person.

Section 3.02 Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary organizational action of Seller.  This Agreement has been duly and validly executed and delivered by Seller and the Controlling Owner and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Seller and the Controlling Owner of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

(b) Except as set forth on Section 3.03 of the Seller Disclosure Schedule, no consent, approval, waiver or other action by any Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which Seller or the Controlling Owner is a party or by which the Seller or the Controlling Owner is bound is required or necessary for the execution, delivery and performance of this Agreement by Seller and the Controlling Owner or the consummation of the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by Seller and the Controlling Owner of this Agreement do not and will not (a) contravene or conflict with the articles of organization or operating agreement of Seller, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Controlling Owner; (c) except as set forth on Section 3.03 of the Seller Disclosure Schedule, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Controlling Owner or to a loss of any benefit to which Seller or the Controlling Owner is entitled under any provision of any agreement, contract, or other instrument binding upon Seller or the Controlling Owner or any license, franchise, permit or other similar authorization held by Seller or the Controlling Owner; or (d) result in the creation or imposition of any Lien on any Acquired Asset.

Section 3.05 Sufficiency of and Title to Acquired Assets.

(a) The Acquired Assets constitute, and on the Closing Date will constitute, all or the assets or property used or held for use by Seller in the Business, except for the Excluded Assets.

(b) Upon consummation of the transaction contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Acquired Assets, free and clear of all Liens, except for Permitted Lien, and without incurring any penalty, fee, expense or other adverse consequence, including any increase in rentals, royalties, license or other fees or expenses imposed as a result of, or arising from, the consummation of the transactions contemplated hereby.

Section 3.06 Financial Statements.  The unaudited financial statements of operations for the Business taken as a whole for the fiscal years ended December 31, 2008 and December 31, 2009, December 31, 2010 and the three months ended March 31, 2011 (the “Seller Balance Sheet Date”) previously delivered to Buyer fairly present, in conformity with Seller’s federal income tax returns , the financial position of the Business taken as a whole as of the dates thereof and its results of operations and cash flows for the periods then ended.

Section 3.07 Absence of Certain Changes.  Except as set forth in Section 3.07 of the Seller Disclosure Schedule, since the Seller Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practices and has not:

(a) suffered any event that has had a Material Adverse Effect on the Business;

(b) sold, transferred, leased, licensed or otherwise disposed of any Acquired Assets or any rights thereto (other than in the ordinary course of business);

(c) declared, set aside or paid any dividend or other distribution with respect to any equity interests, or repurchased, redeemed or otherwise acquired any outstanding equity interests or other securities or other ownership interests, other than distributions for the payment of income taxes;

(d) incurred, assumed or guaranteed any indebtedness for borrowed money with respect to the Business;

(e) permitted or allowed any of the Acquired Assets to be subjected to any Lien, other than Permitted Liens;

(f) made any loan, advance or capital contributions to or investment in any Person;

(g) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset;

(h) allowed any insurance policy covering the Business or the Acquired Assets to lapse or be cancelled or reduced the coverage or increased the deductible under any such insurance policy;

(i) received any notice of termination of any Contract;

(j) transferred or granted any rights under, or entered into any Contract regarding any Technology or Intellectual Property Rights or similar rights (including, without limitation, any settlement regarding the breach or infringement or alleged breach or infringement thereof) or modified any existing rights with respect thereto;

(k) instituted, been made a party to, settled or agreed to settle, any Proceeding or suffered any material adverse determination in any Proceeding;

(l) made any transaction or commitment, or entered into any contract or agreement, relating to any Acquired Asset or the Business (including the acquisition or disposition of any assets) or relinquished any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(m) changed any method of accounting or accounting practice with respect to the Business, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

(n) (i) granted any severance or termination pay to any employee of the Business, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (iii) increased benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increased compensation, bonus or other benefits payable to employees of the Business; or

(o) entered into any Contract or made any other commitment to take any of the types of actions described in paragraphs (a) through (n) above.

Section 3.08 No Undisclosed Liabilities.  Except as and to the extent set forth in Section 3.08 of the Seller Disclosure Schedule, there are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability,, other than:

(a) Liabilities disclosed or provided for in the unaudited balance sheet of the Business as of March 31, 2011 (the “Seller Balance Sheet”) previously delivered to Buyer;

(b) Liabilities incurred in the ordinary course of business consistent with past practice since the Seller Balance Sheet Date, which in the aggregate are not material to the Business; and

(c) Liabilities not required under generally accepted accounting principles to be shown on the Seller Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 3.09 Properties.  Seller has good and marketable title to, or in the case of leased property has valid leasehold interests in, all Acquired Assets (whether real or personal, tangible or intangible) reflected on the Seller Balance Sheet or acquired after the Seller Balance Sheet Date, except for properties and assets sold since the Seller Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement.  No Acquired Asset is subject to any Lien, except Permitted Liens.

Section 3.10 Litigation.  Section 3.10 of the Seller Disclosure Schedule lists all Proceedings currently or at any time within the last twenty-four months pending or to Seller’s knowledge threatened against the Seller, the Business or involving the Acquired Assets.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.  None of the matters set forth on Section 3.10 of the Seller Disclosure Schedule affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.  Except as set forth on Section 3.10 of the Seller Disclosure Schedule, no facts or circumstances exist which are reasonably likely to lead to the instigation of any other Proceeding against or affecting the Seller, the Business or the Acquired Assets.

Section 3.11 Material Contracts.

(a) Except for agreements, contracts, plans, leases, arrangements or commitments set forth on Section 3.11 of the Seller Disclosure Schedule and agreements with the customers set forth on Section 3.19 of the Seller Disclosure Schedule, with respect to the Business, Seller is not a party to or subject to:

(i)          Any lease providing for annual rentals of $1,000 or more;

(ii)          Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments of $1,000 or more;

(iii)          Any sales, distribution or other similar agreement providing for the sale of materials, supplies, goods, services, equipment or other assets;

(iv)          Any partnership, joint venture or other similar contract or arrangement;

(v)          Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $1,000;

(vi)          Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

(vii)          Any agency, dealer, reseller, sales representative, affiliate or similar agreement;

(viii)                     Any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of Buyer after the Closing Date;

(ix)          Any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any affiliate of Seller; or

(x)          Any other contract or commitment not made in the ordinary course of business that is material to the Business.

(b) Seller has provided or otherwise made available to Buyer complete and accurate copies of all standard form agreements used by the Seller that relate to the Acquired Assets, including all customer agreements, development agreements, distributor or reseller agreements, employee agreements containing intellectual property assignments or licenses or confidentiality provisions, consulting or independent contractor agreements containing intellectual property assignments or licenses or confidentiality provisions, and confidentiality or nondisclosure agreements. Section 3.11 of the Seller Disclosure Schedule sets forth a complete and accurate list of all Contracts entered into by the Seller that include deviations from such standard form agreements.

(c) Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 3.11 of the Seller Disclosure Schedule is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.  Except as set forth on Section 3.11 of the Seller Disclosure Schedule, Seller has performed all obligations required to be performed by it under each Contract prior to the Closing.

(d) Except as set forth on Section 3.11 of the Seller Disclosure Schedule, (i) the consummation of the transactions contemplated hereby will not afford any other party the right to terminate, modify, or exercise any right to increased or accelerated performance under, any Contract and (ii) none of the Contracts (A) except as set forth on Section 3.03 of the Seller Disclosure Schedule, contains a provision preventing, prohibiting or requiring any consent or notice in connection with the transfer or assignment of such Contract to Buyer or (B) contains a “change of control” or similar provision triggered by the consummation of the transactions contemplated hereby.

Section 3.12 Licenses and Permits.  Section 3.12 of the Seller Disclosure Schedule correctly describes each license, franchise, permit or other similar authorization affecting, or relating in any way to, the Business (the “Permits”), together with the name of the Governmental Entity issuing such Permits.  Except as set forth on Section 3.12 of the Seller Disclosure Schedule, such Permits are valid and in full force and effect and are transferable by Seller, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Upon consummation of such transactions, Buyer will have all right, title and interest to all such Permits.

Section 3.13 Insurance. Section 3.13 of the Seller Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds covering the Acquired Assets, the business and operations of the Business and its employees.  There is no claim  pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums payable under all such policies and bonds have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds will remain in full force and effect through the Closing Date.  Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

Section 3.14 Compliance with Laws.  Seller has not violated and is not in violation of, nor to Seller’s knowledge, is Seller under investigation with respect to or has Seller been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation, or judgment, order or decree entered by any court, arbitrator or Governmental Entity applicable to the Acquired Assets or the conduct of the Business.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Seller Disclosure Schedule contains a complete and accurate list of all Registered IP owned by or filed in the name of Seller and any other Intellectual Property Rights and Technology that are material to the Business.

(b) Section 3.15(b) of the Seller Disclosure Schedule contains a complete and accurate list of all Intellectual Property Rights or Technology licensed to Seller (other than non-customized, executable code, internal use software licenses for software that is not incorporated into, or used directly in the development, manufacturing, or distribution of, the Seller’s products or services and that is generally available on standard terms for less than $1,000 and used in the Business), and the corresponding Contracts in which such Intellectual Property Rights or Technology are licensed to the Seller.

(c) Section 3.15(c) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts in which any third party has been granted any license under, or otherwise transferred or conveyed any right or interest in, any Business IP Rights (other than non-exclusive, internal use licenses granted to end user customers in the ordinary course of business pursuant to the Seller’s standard form of customer agreement provided to Buyer).

(d) To Seller’s knowledge, Seller, all products, information, and services included in the Acquired Assets, and the Business IP Rights, have never infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party.  There are no pending or, to Seller’s knowledge, threatened infringement, misappropriation or similar claims or Proceedings against Seller or against any other Person who would be entitled to indemnification by Seller for any such claim or Proceeding.  Neither Seller nor any direct or indirect subsidiary of Seller has ever received any notice or other communication (in writing or otherwise) of any actual, alleged, possible, potential or suspected infringement or misappropriation of any third party’s Intellectual Property Rights by Seller or any direct or indirect subsidiary of Seller or by any product or service developed, manufactured, distributed, provided or sold by or on behalf of Seller or any direct or indirect subsidiary of Seller.

(e) To Seller’s knowledge, no third party has infringed, misappropriated, or otherwise violated, and no third party is currently infringing, misappropriating, or otherwise violating, any Business IP Rights.

(f) Seller exclusively owns, and after the Closing, Buyer will exclusively own, free and clear of all Liens, all right, title, interest in and to the Business IP Rights, and the Business IP Rights include all Intellectual Property Rights and Technology needed to operate the Business as currently conducted.

(g) Except as set forth on Section 3.03 of the Seller Disclosure Schedule, neither the execution, delivery, or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien or restriction on, any of the Business IP Rights; (ii) the release or delivery of any of the Business IP Rights to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Business IP Rights.

(h) None of the processes and formulae, research and development results and other know-how relating to the Business, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by Seller or any affiliate of Seller to any Person other than employees, representatives and agents of Seller.

Section 3.16 Employees.

(a) Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries (or wage rates for non-salaried employees) and other compensation of all employees of, and consultants to, the Business.  None of such employees or consultants has indicated to Seller that he intends to resign or retire as a result of the transactions contemplated by this Agreement.  No third party has asserted any claim in writing against Seller that either the continued employment by, or association with, Seller of any of the present officers or employees of, or consultants to, Seller contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.  Except as set forth on Section 3.16 of the Seller Disclosure Schedule, Seller has no employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any employee or consultant of the Business.

(b) In the conduct of the Business, Seller is in compliance in all material respects with all federal, state or other applicable laws, respecting employment and employment practices (including, without limitation, all laws pertaining to terms and conditions of employment, wages and hours, employee classification, discrimination, affirmative action, civil rights, the Worker Adjustment and Retraining Notification Act and similar state laws (collectively, the “WARN Act”), occupational safety and health, collective bargaining, immigration, workers’ compensation and the collection, payment and withholding of Taxes) (except for violations or failures to comply which are not reasonably likely to result in penalties in excess of $5,000 in the aggregate), and has not received notice of, and is not engaged in, any unfair labor practice.  Seller has not incurred any liability or obligation under the WARN Act in connection with the conduct of the Business that remains unsatisfied.

(c) No unfair labor practice complaint arising out of or relating to the conduct of the Business is pending before the National Labor Relations Board.

(d) There is no labor strike, dispute, slowdown or stoppage involving any employees of the Business actually pending against or affecting the Seller.

(e) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, there are not, and in the past three years have not been, any material claims, grievances or arbitration proceedings, workers’ compensation proceedings, labor disputes (including charges of violations of any federal, state or local laws or regulations relating to current or former employees (including retirees) or current or former applicants for employment), governmental investigations, administrative proceedings or other Proceedings of any kind pending or, to Seller’s knowledge, threatened against Seller, in each case that relate to the conduct of the Business, the Business’s employees or employment practices, or operations as they pertain to conditions of employment; nor is Seller subject to any order or decree arising from any such matter.

(f) No collective bargaining agreement covering any employee of the Business is currently in existence or is being negotiated by Seller.  As of the date of this Agreement, no labor organization has been certified or recognized as the representative of any employees of Seller or, to Seller’s knowledge, is actively seeking such certification or recognition.

(g) Seller’s Contracts, if any, with temporary personnel agencies providing personnel to perform services for the Business represent bona-fide, arm’s-length agreements and the personnel provided by such agencies to perform services for the Business are not the Seller’s employees for purposes of any federal, state or local laws, including laws pertaining to tax withholding, provision of benefits or union representation.  To the extent any Person performing services for the Business has not properly been treated by Seller as an employee in the past, any amount due such person if such person had been considered and treated as an employee of Seller shall be an Excluded Liability.

(h) Except as set forth in Section 3.16 of the Seller Disclosure Schedule, at the Closing, all salaries, wages, vacation pay, bonuses, commissions and other compensation due from Seller will have been paid.

(i) Except as set forth in Section 3.16 of the Seller Disclosure Schedule,  Seller does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.    Neither Seller nor any of its affiliates has incurred with respect to any Employee Benefit Plan any liability to the Pension Benefit Guaranty Corporation or other liability.

(j) No employee of Seller will become entitled to any retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

Section 3.17 Environmental Compliance. Seller has obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any  Environmental Laws in connection with the Business.  There are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Business or any Acquired Asset that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

Section 3.18 Tax Matters.  Except as set forth in Section 3.18 of the Seller Disclosure Schedule:

(a) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

(b) Seller has established adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Acquired Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

Section 3.19   Customers.  Section 3.19 of the Seller Disclosure Schedule lists all active customers of the Business and, for each such customer, lists (a) all agreements or other arrangements between Seller and the customers, and (b) any unearned revenue or customer deposits associated with the agreements or other arrangements.  Seller has not received any written, oral or other notice (including by email, text message or otherwise) that any customer of the Business expects or intends to cease doing business with Seller, reduce the amount of business such customer does with Seller or modify its relationship with Seller in a manner adverse to Seller.

Section 3.20 Books and Records.  The records and documents of Seller accurately reflect in all material respects the information relating to the Business, the location of the Acquired Assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Business.

Section 3.21 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer or Parent or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.22  Absence of Certain Relationships.   None of (a) Seller or the Controlling Owner, (b) any executive officer of Seller, or (c) any member of the immediate family of the Persons listed in (a) through (b) of this sentence, has any financial or employment interest in any subcontractor, supplier, or customer of the Business (other than holdings in publicly held companies of less than 2% of the outstanding capital stock of any such publicly held company).

Section 3.23 No Questionable Payments.  Neither Seller nor any member, manager, director, officer, agent, employee, or other person associated with, or acting on behalf of, Seller has directly or indirectly:  used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

Section 3.24 Completeness of Disclosure.  No representation or warranty by Seller or the Controlling Owner in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

Section 3.25 Investment Representations and Covenants.

(a)           Seller is acquiring the Acquiror Securities for investment for its own account and not with a view to distribution or resale thereof, and it will not sell or otherwise transfer the Acquiror Securities except in accordance with the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission (the “Commission”) and all applicable provisions of state securities laws and regulations.  Seller further acknowledges that it understands the foregoing to mean that it will not sell or otherwise transfer any Acquiror Securities unless such securities are registered under the Securities Act and any other applicable federal or state securities laws, or it obtains an opinion of counsel satisfactory to Parent (both as to the issuer of the opinion and the form and substance thereof) that the Acquiror Securities may be transferred in reliance on an applicable exemption from the registration requirements of such laws.

(b)           Seller understands that acquisition of the Acquiror Securities is a speculative investment involving a high degree of risk of the loss, and it is qualified by knowledge and experience to evaluate investments of this type.  It further acknowledges that it has carefully considered the potential risks relating to an investment in the Acquiror Securities.

(c)           Seller is able to bear the economic risk of losing its entire investment in the Acquiror Securities.

(d)           Seller understands and acknowledges that the Acquiror Securities have not been registered under the Securities Act, or the securities laws of any state and, as a result thereof, are subject to substantial restrictions on transfer. It further acknowledges that the certificate or certificates representing the Acquiror Securities shall bear a legend in substantially the form set forth in Section 2.07 hereof.

(e)           Seller has made an independent examination and investigation of an investment in the Acquiror Securities and Parent and has depended on the advice of its legal and financial advisors and agrees that neither Parent nor Buyer will be responsible in anyway whatsoever for Seller’s decision to invest in the Acquiror Securities and Parent, except as a result of their breach of this Agreement.  Seller has been afforded access to all material information (including, without limitation, Parent’s Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on April 14, 2011, Parent’s Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the Commission on May 19, 2011, and all other reports, schedules, forms, statements and other documents filed by Parent with the Commission)  that it has requested relevant to its decision to acquire the Acquiror Securities and to ask questions of Parent’s management.  Seller further acknowledges that, except as set forth herein, neither Parent nor Buyer nor anyone acting on behalf of Parent or Buyer has made any representations or warranties (written or oral) to Seller or the Controlling Owner (or any person acting on their behalf) which have induced, persuaded, or stimulated it to acquire the Acquiror Securities, including (without limitation) as to the future price or value of the Acquiror Securities, except as provided in this Agreement.

(f)           Either alone, or together with its investment advisor(s), Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Acquiror Securities, and Seller is and will be able to bear the economic risk of the investment in such Acquiror Securities.

 (g)           Seller understands and agrees not to engage in any hedging transactions involving any of the Acquiror Securities unless such transactions are in compliance with the provisions of the Securities Act and in each case only in accordance with applicable state securities laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

BUYER AND PARENT

Buyer and Parent, jointly and severally, hereby represent and warrant to Seller that:

Section 4.01 Organization.  Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 4.02 Corporate Authorization.  When and if approved by the Boards of Directors of each of Parent and Buyer (as specified in the condition to the Closing set forth in Section 6.02(e)),  the execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby will be within their respective corporate powers and will have been duly authorized by all necessary corporate action of each of Parent and Buyer.  This Agreement has been duly and validly executed and delivered by each of Parent and Buyer and constitutes a valid and binding agreement of each of Parent and Buyer, enforceable against them in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.    When and if approved by the Boards of Directors of each of Parent and Buyer, the issuance of each of the Buyer Secured Note and the Buyer Unsecured Note will be duly authorized by all necessary corporate action of Buyer and each, when executed and delivered by Buyer in accordance with the terms hereof, will constitute a valid and binding agreement of Buyer, enforceable against it in accordance with its terms.

Section 4.03 Governmental Authorization; Consents.

(a) The execution, delivery and performance by Parent and Buyer of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) Except as set forth on Schedule 4.03(b) attached hereto, no consent, approval, waiver or other action by an Person under any contract, agreement, indenture, lease, instrument, or other document to which Parent or Buyer is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement by Parent or Buyer or the consummation of the transactions contemplated hereby.

Section 4.04 Non-Contravention.  The execution, delivery and performance by Parent and Buyer of this Agreement do not and will not (a) contravene or conflict with the articles of incorporation or bylaws of Parent or Buyer, (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or Buyer; or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Buyer or to a loss of any benefit to which Parent or Buyer is entitled under any provision of any agreement, contract, or other instrument binding upon Parent or Buyer or any license, franchise, permit or other similar authorization held by Parent or Buyer.

Section 4.05 Commission Documents, Financial Statements.  Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”).  At the time of its filing, Parent’s Form 10-K for the fiscal year ended December 31, 2010 (the “Form 10-K”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and the Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of Parent and Buyer included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission.  Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of Parent and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

Section 4.06 Absence of Certain Changes.  Since December  31, 2010, except as disclosed in the Commission Documents, there has not been any event that has had a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

Section 4.07 Litigation.  There is no Proceeding pending against, or to the knowledge of Parent or Buyer, threatened against or affecting, Parent or Buyer before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

Section 4.08 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or Buyer who might be entitled to any fee or commission from Seller or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.09 Validity of Parent Shares to be Issued.  The Parent Shares to be issued pursuant to the terms of this Agreement are validly authorized and, when such Parent Shares have been duly delivered pursuant to the terms of this Agreement, will not have been issued in violation of any preemptive or similar right of any stockholder or other Person. When the Parent Shares have been duly delivered pursuant to the terms of this Agreement, such Parent Shares will be validly issued, fully paid, and nonassessable.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller and the Controlling Owner.  Seller and the Controlling Owner agree that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Seller will not (i) take or agree or commit to take any action that would make any representation and warranty of Seller inaccurate in any respect at, or as of any time prior to, the Closing Date, or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Seller and its affiliates will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Parent or Buyer furnished to Seller or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or (iii) later lawfully acquired by Seller from sources other than Parent and Buyer; provided that Seller may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially.  The obligation of Seller and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Seller and its affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by Seller and its affiliates or on their behalf from Parent or Buyer in connection with this Agreement that are subject to such confidence.

(c) Access to Information.  Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing, to Seller’s  properties, books, contracts, commitments and records to the extent relating to the Acquired Assets and, during such period, Seller shall furnish promptly to the other all information concerning the Acquired Assets as Buyer may reasonably request.  Unless otherwise required by law or court order, Buyer will hold any such information which is nonpublic in accordance with Section 5.02(b).

(d) Noncompetition.

(i)          Each of Seller and the Controlling Owner agrees that neither Seller nor the Controlling Owner nor any of their respective affiliates will (A) for a period of two years following the Closing Date, engage, either directly or indirectly, as a principal or for his own account or solely or jointly with others, or as an equity interest holder in or lender to, in any business that competes with the Business as it exists on the Closing Date anywhere in the world; (B) for a period of two years following the Closing Date, directly or indirectly solicit or induce any Person that was a customer or supplier or active prospective customer or supplier of the Business as of the Closing to terminate its business relationship with Buyer or to patronize any business directly in competition with the Business anywhere in the world, or (C) for a period of 18 months following the Closing Date, employ or solicit for employment, or receive or accept the performance of services by, any employee currently employed by the Business.

(ii)          Each of Seller and the Controlling Owner acknowledges and agrees that (A) Seller is selling the goodwill related to the Business to Buyer in the transactions contemplated by this Agreement, (B) the relationships that the Business has with its customers, and suppliers are significant relationships necessary for Buyer to continue to conduct the Business, (C) the Business has an international scope, and (D) Buyer has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships, and that the covenants set forth in this Section 5.01(d) are reasonable in scope, duration and geographic area, and are necessary in order to protect these legitimate business interests.  Each of Seller and the Controlling Owner also acknowledges and agrees that the covenants it or he makes herein will not prevent it or he from practicing its or his profession for clients in any industry other than those covered by the Business or as permitted herein, and that its or his skills and expertise are transferable to serve clients operating in other industries.  Further, each of Seller and the Controlling Owner has been advised by the Buyer that the covenants and agreements set forth in this Section 5.01(d) are a material reason Buyer has agreed to consummate the transactions contemplated hereby.

(iii)          If any provision contained in this Section 5.01(d) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Section 5.01(d), but this Section 5.01(d) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.01(d) to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.  Each of Seller and the Controlling Owner acknowledges that Buyer would be irreparably harmed by any breach of this Section 5.01(d) and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach.  Seller and the Controlling Owner agree that Buyer shall be entitled to injunctive relief requiring specific performance by Seller and the Controlling Owner of this Section 5.01(d), and each of Seller and the Controlling Owner consents to entry thereof.

(e)           Audit Cooperation.   Seller will use its best efforts (but without the payment of any money by Seller or the Controlling Owner) to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably requested by Parent or Buyer to assist Parent and Buyer in their completion of their audit of the financial statements of the Business, which is expected to be completed within 75 days following the Closing.  Without limiting the foregoing, Seller will (i) provide to Parent and Buyer a complete set of financial statements prepared in accordance with Seller’s books of account and financial records, (ii) fulfill the financial statement auditor request list which will be provided by Buyer and (iii) make available to Parent and Buyer a qualified accounting professional to respond to auditor inquiries and requests for source documents through the duration of the audit.

Section 5.02 Covenants of Buyer.  Buyer agrees that:

(a) No Inconsistent Actions.  During the period from the date of this Agreement and continuing until the Closing Date, Parent and Buyer will not (i) take or agree or commit to take any action that would make any representation and warranty of Parent or Buyer inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its affiliates (including Parent) will hold, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Seller or the Acquired Assets furnished to Buyer or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller; provided that Parent and Buyer may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective financing sources so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially.  The obligation of Buyer and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.  If this Agreement is terminated, Buyer and its affiliates will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer and its affiliates or on their behalf from Seller in connection with this Agreement that are subject to such confidence.

Section 5.03 Covenants of All Parties.  Each party agrees that:

(a) Commercially Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  The parties each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings.  The parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is require or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public Announcements.  Seller and the Controlling Owner understand that Parent is a publicly traded corporation, and that the disclosure of information concerning Parent and its business affairs and financial condition is strictly regulated by the Commission and other legal and administrative bodies.  Accordingly, Seller and the Controlling Owner hereby agree (i) that Parent may make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby  as it deems necessary to comply with applicable law or regulation (including, without limitation, the filing of this Agreement and its exhibits and schedules) and (ii) to take reasonable measures not to make or disseminate any public statement, press release or other disclosure concerning this Agreement, any schedule or exhibit attached hereto, or the transactions and relationships contemplated hereby and thereby, without the prior written consent of Parent (which consent may be given or withheld in its sole discretion).

(d) Notices.  Each of the parties shall give prompt notice to the other party of: (i) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III and IV.

(e) Tax Cooperation; Allocation of Taxes.

(i) Seller and Buyer agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Business as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business.

(ii) All real property, personal property and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period.  Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.  Within 90 days after the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.03(e) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after receipt of such statement by certified mail, express mail or personal service.  Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, part or all of which are attributable to the Post-Closing Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate taxing authority, provided that if such bill covers the Pre-Tax Closing Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period.  In the event that either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.03(e), the other party shall make such reimbursement promptly, but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section and not made within 30 days after receipt of the statement by certified mail, express mail or personal service shall bear interest at a rate of 10% per annum until paid.

(iii) Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Acquired Assets to Buyer and any recording or filing fees with respect thereto shall be the responsibility of Seller.

(f) Employee Matters.

(i) On the Closing Date, Buyer will offer employment to each of the Key Employees and those other employees of the Business as it may determine in its sole discretion; provided that Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer (subject, in the case of the Key Employees, to the terms of the Employment Agreements).  Any such offers will be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate.  The employees who accept and commence employment with Buyer are hereinafter collectively referred to as the “Transferred Employees”.  Seller will not take, and will cause each of its affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees.  Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer.

(ii) Seller shall retain all obligations and liabilities under employee benefit plans and benefit arrangements in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee.  Seller shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the employee benefit plans and benefit arrangements, and neither Buyer nor any affiliate shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any employee benefit plan or benefit arrangement shall be transferred to Buyer or any of its affiliates or to any plan of Buyer or any of its affiliates.

(iii) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Seller shall retain (A) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (B) all liabilities and obligations arising under any worker’s compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive workman’s compensation premiums attributable to such period and (C) all other liabilities and obligations arising under any employee benefit plans and the benefit arrangements to the extent any such liability or obligation relates to the period prior to the Closing Date, including without limitation, accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

(iv) No provision of this Section 5.03(f) shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their affiliates and no provision of this Section 5.03(f) shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which may be established by Buyer or any of its affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its affiliates.

ARTICLE VI

CONDITIONS

Section 6.01 Conditions to Each Party's Obligations.  The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents (as set forth on Section 3.03 of the Seller Disclosure Schedule or Schedule 4.03(b) attached hereto), shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

(c) Each of the Key Employees shall have executed and delivered an Employment Agreement to Buyer.

Section 6.02 Conditions to Obligations of Parent and Buyer.  The obligations of Parent and Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of Seller and the Controlling Owner set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Each of Seller and the Controlling Owner shall have performed in all material respects all obligations required to be performed by it or him under this Agreement at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed by the Chief Executive Officer of Seller confirming Sections 6.02(a) and (b).

(d) Buyer shall have received (i) resolutions duly adopted by the members of Seller approving the execution and delivery of this Agreement and all other necessary or proper organizational action to enable Seller to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement, all in form and substance reasonable satisfactory to Buyer.

(e) The Boards of Directors of each of Parent and Buyer, acting in their sole and absolute discretion, shall have approved the execution, delivery and performance by each of Parent and Buyer of this Agreement and the consummation by each of Parent and Buyer of the transactions contemplated hereby.

(f) Each creditor of Seller listed on Schedule 6.02(f) attached hereto shall have executed and delivered to Buyer a consent and release agreement (in form and substance satisfactory to Buyer in its sole and absolute discretion) providing, among other things, for: (i) the creditor’s consent to this Agreement and the transactions contemplated hereby, (ii) a release of any and all Liens of such creditor in respect of the Acquired Assets, and (iii) a full and unconditional release by such creditor of Parent and Buyer from any and all claims and liabilities related to this Agreement, the transactions contemplated hereby and the obligations of Seller to such creditor.

Section 6.03 Conditions to Obligation of Seller.  The obligation of Seller to consummate the Closing is subject to the following further conditions:

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) Parent and Buyer shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Seller shall have received a certificate signed by the Chief Executive Officer of each of Parent and Buyer confirming Section 6.03(a) and (b).

(d) Seller shall have received (i) resolutions duly adopted by the Boards of Directors of Parent and Buyer approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable Buyer to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of Parent and Buyer and the authority of Parent and Buyer for this Agreement, all in form and substance reasonable satisfactory to Seller.

(e) Parent shall have raised at least $500,000 in cumulative gross proceeds from one or more equity or convertible debt financings after the date hereof.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

Section 7.01 Survival.  The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing, or (a) in the case of Section 3.01, 3.02, 3.03, 3.04, 3.18 or Section 5.03(e), until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof), (b) in the case of Section 5.01(d), for the period set forth therein or (c) in the case of Section 5.01(b) or 5.02(b), indefinitely.  Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 7.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if a claim for indemnity related to such covenant, agreement, representation or warranty is made prior to the expiration of the applicable survival period.

        Section 7.02 Indemnification.

(a) Each of Seller and the Controlling Owner, jointly and severally, hereby indemnifies Parent and Buyer against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by Parent or Buyer arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller or the Controlling Owner pursuant to this Agreement or (ii) the failure of either Seller to perform any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets.

(b) Each of Buyer and Parent, jointly and severally, hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of (i) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Parent or Buyer pursuant to this Agreement or (ii) the failure of Buyer to perform any Assumed Liability.

(c)   The liability of Seller and the Controlling Owner, on the one hand, and Buyer, on the other hand, for all claims of indemnification for Damages made pursuant to Sections 7.02(a)(i) and 7.02(b), respectively, shall not exceed 50% of the sum of (i) [$480,000] and (ii) the number of shares constituting the Upfront Stock Payment, multiplied by the Parent Share Closing Price (the “Cap”), provided, that (A) in the event Buyer defaults on the Buyer Unsecured Note or the Buyer Secured Note, the Cap with respect to any indemnity claim by Parent or Buyer against Seller or the Controlling Owner shall be reduced by $155,000, and (B) the Cap shall not apply to the liability of Seller or the Controlling Owner for a violation of the covenants of Section 5.01(d).

Section 7.03 Procedures.  The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any third-party claim, or the commencement of any third-party suit, action or proceeding in respect of which indemnity may be sought under such Section.  The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action, or proceeding at its own expense.  The Indemnifying Party shall not be liable under Section 7.02 for any settlement effected without its consent (which consent will not be unreasonably withheld) of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

Section 7.04 Computation of Damages.  For purposes of this Article VII, all Damages shall be computed net of any insurance coverage or other third party payments with respect thereto, in each case that reduce such Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds or third party payments shall be taken into account in determining the amount of reduction of such Damages.  Parent and Buyer shall use commercially reasonable efforts to pursue, and to cause their affiliates to pursue, all insurance claims and other third party payments to which they may be entitled in connection with any Damages incurred.  If Parent or Buyer (or an affiliate) becomes entitled to receive any insurance or other third party payment in connection with any claim for Damages for which it has already received a payment from Seller or the Controlling Owner, as the case may be, it shall pay to Seller or the Controlling Owner, as applicable, within 30 days after such payment becomes receivable, an amount equal to the excess of (a) the amount previously received by Parent or Buyer from such Person with respect to such claim plus the amount of such insurance or other third party payment, over (b) the amount of Damages to which Parent or Buyer has become entitled under this Agreement in connection with such claim.

Section 7.05 Exclusive Remedy.  With the exception of claims related to fraud, and other than equitable or injunctive relief or claims as expressly provided for in this Agreement, the indemnification provided in this Article VII is the exclusive remedy of the parties with respect to (a) any breach or inaccuracy of the representations and warranties contained in this Agreement, or in the disclosure schedules, exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto, or (b) the breach or failure to perform of any covenants, agreements or obligations contained in this Agreement, or in the disclosure schedules, exhibits, certificates, documents or agreements attached to this Agreement or delivered pursuant hereto.  In furtherance of the foregoing, Seller, the Controlling Owner, Parent and Buyer waive, to the fullest extent permitted by applicable law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any applicable law, common law or otherwise.

Section 7.06 Tax Treatment of Payment.  Unless otherwise required by law or unless Seller and Buyer otherwise mutually agree in writing, any payment made under this Article VII shall be treated as an adjustment to the Purchase Price.

ARTICLE VIII

TERMINATION AND AMENDMENT

  Section 8.01 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of Buyer and Seller;

(b) by either Buyer or Seller if the Closing shall not have been consummated on or before July 1, 2011 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

(c) by either Buyer or Seller if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable;

(d) by Buyer if Seller or the Controlling Owner have breached their obligations set forth in this Agreement and such breach is not cured within five business days after written notice thereof; or

(e) by Seller if Parent or Buyer have breached their obligations set forth in this Agreement and such breach is not cured within five business days after written notice thereof.

Section 8.02 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 5.01(b) and 5.02(b).  Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.  All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, electronically (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Buyer, to:

CommerceTel Corporation
8929 Aero Drive, Suite E
San Diego, CA
Attn: Dennis Becker, CEO
and

(b) if to Seller or the Controlling Owner, to

Digimark, LLC
4960 S. Gilbert Rd. #1-221
Chandler, AZ 85249
Attn: Spencer Brannan

with a copy to:

Ballard Spahr LLP
1 East Washington Street
Suite 2300
Phoenix, AZ  85004-2555
Attn:  Karen McConnell

Section 9.02 Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.03 Counterparts.  This Agreement may be executed in two or more original or electronic counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.04 Entire Agreement; Assignment.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that Buyer may assign its rights and obligations to any other wholly owned subsidiary of Parent or Buyer, but no such assignment shall relieve Buyer of its obligations hereunder if such assignee does not perform such obligations.

Section 9.05 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among the residents of such state made and to be performed entirely within such state (without giving effect to principles of conflicts of laws).

(b) Except as set forth in Section 2.08(e), which shall be the exclusive procedure for resolving disputes with respect to the calculations described threin, any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”) between the Buyer or Parent, on the one hand, and Seller or the Controlling Owner, on the other hand, arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) If the amount in dispute exceeds $500,000, three neutral arbitrators shall be selected by the parties from the JAMS panel list, one of whom shall be chosen by the Seller, one of whom shall be chosen by the Buyer and the third to be chosen by the two arbitrators chosen by the Seller and the Buyer; provided, that if the two arbitrators chosen by the Seller and the Buyer are unable to reach agreement with respect to the third arbitrator, the third shall be chosen in accordance with the appointment rules of JAMS.  If the amount in dispute is less than $500,000, selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the Seller and the Buyer together; provided, that if the Seller and the Buyer are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS.  The arbitrators shall be experienced in complex business matters and mergers and acquisitions transactions.

(ii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California.  Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below).  All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California.

(iii) The Seller and the Buyer may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator(s) may, in his, her or their discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions.

(iv) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(v) The award of the arbitrator(s) shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made.

(vi) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(vii) The parties to any arbitration shall share equally the fees and costs of JAMS and the arbitrator(s).  The prevailing party or parties shall be entitled to recover from the adverse parties his, her or its actual reasonable attorneys’ fees and costs incurred in connection with the arbitration and the enforcement thereof.

(viii) Any party may apply to a court having jurisdiction to:  (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; (D) preserve a superior position with respect to other creditors; or (E) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of Section 9.05(b)(ix).

(ix) The arbitrator(s) are only authorized to, and only have the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law.  The arbitrator(s) are not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator(s) exceed their authority under this Agreement and violate this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator(s) exceeded their authority.

(x) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.05(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

Section 9.06 Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 9.07 Expenses.  Whether or not the Closing is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.08 Bulk Sales Laws.  Buyer and Seller each hereby waive compliance by Seller with the “bulk sales”, “bulk transfer” or similar laws of any state.  Each of Seller and the Controlling Owner agrees to indemnify and Buyer harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such “bulk sales”, “bulk transfer” or similar laws.

Section 9.09 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

COMMERCETEL CORPORATION

By:     /s/  Dennis Becker
Name:  Dennis Becker
Title:  Chief Executive Officer

COMMERCETEL, INC.

By:     /s/  Dennis Becker
Name:  Dennis Becker
Title:  Chief Executive Officer

DIGIMARK, LLC

By:     /s/  Spencer Brannan
Name:  Spencer Brannan
Title:  Chief Executive Officer

CONTROLLING OWNER:

By:      /s/ Spencer Brannan
Name:  Spencer Brannan

EXHIBIT A-1 to ASSET PURCHASE AGREEMENT

EXHIBIT A-2 to ASSET PURCHASE AGREEMENT

EXHIBIT B to ASSET PURCHASE AGREEMENT
Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of ___ __, 2011, between CommerceTel, Inc., a Nevada corporation (“Buyer”) and Digimark, LLC (“Seller”).

WHEREAS, Seller and Buyer have concurrently herewith consummated the purchase by Buyer of the Acquired Assets pursuant to the terms and conditions of the Asset Purchase Agreement, dated June __, 2011, among CommerceTel Corporation, Buyer, Seller and the Controlling Owner named therein (the “Asset Purchase Agreement”; terms defined in the Asset Purchase Agreement and not otherwise defined herein being used herein as therein defined);

WHEREAS, pursuant to the Asset Purchase Agreement, Buyer has agreed to assume certain liabilities and obligations of Seller;

NOW, THEREFORE, in consideration of the sale of the Acquired Assets and in accordance with the terms of the Asset Purchase Agreement, Buyer and Seller agree as follows:

1.           Seller does hereby sell, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under the Acquired Assets.

2.           Buyer does hereby accept all of the right, title and interest of Seller in, to and under the Acquired Assets and Buyer assumes and agrees to perform all of the Assumed Liabilities.

3.           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflict of laws.  Any Dispute arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby shall be resolved in the manner contemplated by the Asset Purchase Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMMERCETEL, INC.

By:
Name:  Dennis Becker
Title:  Chief Executive Officer

DIGIMARK, LLC

By:
Name:
Title:  Chief Executive Officer

Schedule 2.02(a)

Excluded Contracts

1.  All agreements, contracts, plans, leases, arrangements or commitments listed on any of the following subsections of Section 3.11 of the Seller Disclosure Schedule:  subsection (a)(iii), subsection (a)(v) and subsection (a)(x).

2.  Wholesale Reseller Agreement, dated April 7, 2010, between TxtWire Technologies and Digimark, LLC dba BoomText.

3.   ReplyBuy-BoomText Strategic Alliance Agreement, dated July 2010, between ReplyBuy, Inc and DigiMark, LLC.

4.   Cooperation & Service Agreement, dated October 14, 2010, between Regal Digital, LLC d/b/a www.BROADTEXTER.com and Digimark, LLC d/b/a www.BOOMTEXT.com.000

5.   All agreements, contracts, plans, leases, arrangements or commitments other than (a) those listed on Section 3.11 of the Seller Disclosure Schedule and (b) agreements with the customers set forth on Section 3.19 of the Seller Disclosure Schedule

6.   Any agreement, contract, plan, lease, arrangement or commitment of Seller entered into after the date hereof without the prior written consent of Buyer, other than customer agreements in the ordinary course of business under the terms and conditions of Seller’s online Service Agreement, a copy of which is attached

Schedule 4.03(b)

Parent and Buyer Consents

Parent and Buyer must obtain the consent of the holders of Parent’s 10% Senior Secured Convertible Bridge Notes to issue the Buyer Secured Note.

Schedule 6.02(f)

Seller Creditors

Sean Riley
Michael Venezia
Lyndi Andres
Sero LLC/Michael Hall
Chase LOC
Bruce Brannan
Jeff Colvin
Mallary Kasten
TxtWire
CellTrust
Hammeroff Law Firm
Ballard/Attorney
Oliver & Spencer
Niels E. Kreipke/ Desert Viking